Exhibit 99.1

Party City Announces Financial Results for Third Quarter 2015

and Brand Comparable Sales for Fiscal October 2015

•	Third quarter total revenue increased 2.3% to $555 million

•	Third quarter adjusted EBITDA increased 2.3% to $58 million; adjusted diluted earnings per share of $0.10

•	Brand comparable sales increased 3.3% for fiscal October 2015

ELMSFORD, N.Y., November 12, 2015 — Party City Holdco Inc. (“the Company” or “Party City”) (NYSE: PRTY) today announced financial results for the quarter ended September 30, 2015 and brand comparable sales for fiscal October 2015.

For the quarter ended September 30, 2015 the Company reported total revenues of $555.4 million, up 2.3% from the prior year period or up 4.9% on a constant currency basis. Income from operations increased 9.4% to $31.5 million and adjusted EBITDA (see “Non-GAAP Information”) increased 2.3% to $58.2 million. Adjusted diluted net income per share increased to $0.10 from $0.01 in the third quarter of fiscal 2014 (see “Non-GAAP Information”).

For the five-week period ended November 7, 2015 (fiscal October, which comprises the majority of Halloween sales), the Company reported retail sales of $429.3 million. Brand comparable sales, which include Company-owned Party City stores and North American e-commerce operations, increased 3.3%. Two-year cumulative brand comparable sales increased in excess of 10%.

For the entire Halloween season, the Company operated 335 temporary Halloween City stores, compared to 315 in 2014, and average sales per Halloween City store increased 1.9%.

James M. Harrison, Chief Executive Officer, stated: “While third quarter retail results were weaker than expected, we are pleased with our Halloween performance, especially in light of bearish industry predictions. Our expanded Halloween product assortments, unique, proprietary designs, effective marketing and social medial efforts all drove these strong results during the most important season for our retail operations.”

Mr. Harrison added, “As we move into the year-end holiday season, we remain the destination of choice for shoppers looking for holiday decor and entertaining options to celebrate with family and friends. Looking ahead, we will also continue to execute on our strategic initiatives that are driving growth in our wholesale business, including integrating our new ACIM acquisition, driving international sales and capturing new alternative market customers.”

Highlights for the quarter ended September 30, 2015:

Total revenues of $555.4 million increased by 2.3% or 4.9% on a constant currency basis compared to the third quarter of fiscal 2014.

•	Retail sales increased 4.1% to $339.5 million, or 5.3% on a constant currency basis. This was driven in part by a fiscal calendar shift that resulted in more Halloween shopping days falling into the third quarter this year, as well as 17 net new stores added in the past twelve months. This was partially offset by the lower brand comparable sales noted below. (Note: For our Retail business 3Q15 ended on October 3rd and 3Q14 ended on September 27th)

•	Brand comparable sales decreased by 3.6% principally due to lapping strong sales of Frozen merchandise in the prior year quarter, temporary disruption resulting from store resets and soft traffic trends.

•	Net third-party wholesale revenues (including sales to our Party City franchise stores) decreased 0.3% to $211.9 million as negative foreign currency impacts of $10 million and the elimination of $5 million of U.S. Balloon intercompany sales were offset by stronger international sales. On a constant currency basis, net third-party wholesale revenues increased 4.4%.

Total gross profit margin increased 20 basis points to 34.4% of net sales, compared to 34.2% in the third quarter of fiscal 2014. Increased share of shelf and less impact from purchase accounting adjustments were mostly offset by unfavorable foreign currency movements and higher international sales.

Our wholesale share of shelf (the percentage of our retail product cost of sales supplied by our wholesale operations) was 73.5%, compared to approximately 69.2% in the year-ago quarter.

Operating expenses increased 2% to $162.4 million. Within this category, wholesale selling expenses declined 15.2% from the prior year period principally due to foreign currency translation, cost savings related to a reorganization of our sales and marketing groups and lower intangible asset amortization. Retail operating expenses increased 7.2% due to higher payroll costs associated with new stores and increased headcount related to completing the store resets and temporary hires as a portion of the Halloween season shifted into the third quarter. General and administrative expenses decreased 3.1% year over year, primarily due to foreign currency fluctuations affecting international subsidiaries.

Income from operations grew 9.4% to $31.5 million and totaled 5.7% of total revenues, up approximately 40 basis points from the prior year quarter.

Adjusted net income, which excludes certain items such as debt refinancing costs, non-cash purchase accounting adjustments and amortization of intangibles and deferred financing costs, increased to $11.9 million, compared to $1.2 million in the third quarter of fiscal 2014. Adjusted diluted net income per share increased to $0.10 compared to $0.01 in the third quarter of fiscal 2014 (see “Non-GAAP Information”).

Adjusted EBITDA increased 2.3% to $58.2 million, compared to $57.0 million in the third quarter of fiscal 2014 (see “Non-GAAP Information”). Adjusted EBITDA margin remained stable at 10.5% of total revenues.

During the quarter, the Company opened 7 new stores. At September 30, 2015, the Company operated 704 corporate Party City stores and 204 franchise stores for a total store count of 908, as compared to 687 corporate Party City stores and 208 franchise stores for a total store count of 895 at September 30, 2014.

Balance sheet highlights as of September 30, 2015:

The Company ended the third quarter with $1,988.5 million in debt (net of cash).

In August, the Company refinanced its existing Term Loan Credit Agreement and ABL Revolving Credit Facility, issued $350 million 6.125% Senior Notes and redeemed the outstanding $700 million 8.875% Senior Notes. In conjunction with the refinancing, the Company paid a call premium and other third party costs aggregating $56.4 million and wrote off $22.7 million of capitalized debt issuance costs, original issue discounts and call premiums (all of which are excluded from adjusted net income).

Working capital increased during the third quarter of 2015 reflecting typical seasonal inventory increases ahead of the Halloween selling season.

Updated Fiscal 2015 Outlook:

The Company expects fiscal 2015 total revenues of $2.27 to $2.32 billion, and brand comparable sales to be in the range of 1.0% to 1.5%. Adjusted EBITDA guidance is in the range of $375 to $385 million, adjusted net income expectations are in the range of $112 to $118 million, and adjusted diluted net income per share is expected to be $0.99 to $1.04 on an estimated weighted average of approximately 113 million common shares outstanding.

The adjusted effective tax rate is expected to be approximately 38% for the full fiscal year 2015.

Impact of 53rd week in Fiscal 2014

The 2014 fiscal year of our Retail operations consisted of 53 weeks. Fiscal year 2015 has 52 weeks. The 53rd week in 2014 contributed $34 million to Retail net sales.

Conference Call Information:

A conference call to discuss third quarter fiscal 2015 financial results is scheduled for today, November 12, 2015, at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-201-0168 (U.S. domestic) and 647-788-4901 (international), and enter conference ID# 58848723, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because the credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; adequacy of helium supplies; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional factors set forth in “Risk Factors” in Party City’s prospectus dated April 15, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. (the “Company” or “Party City Holdco”) is the leading party goods retailer by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations with a multi-channel retailing strategy that includes the Party City brick and mortar and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include over 900 specialty retail party supply stores (including approximately 200 franchise stores) in the United States and Canada operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com. Party City Holdco franchises both individual stores and franchise areas throughout the United States, Mexico and Puerto Rico, principally under the name Party City.

Contact Information

Deborah Belevan, VP of Investor Relations

(914) 784-8324

InvestorRelations@partycity.com

PARTY CITY HOLDCO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2015	2014
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$53,805	$47,214
Accounts receivable, net	190,127	140,663
Inventories, net	684,387	582,230
Prepaid expenses and other current assets	127,966	77,232

Total current assets	1,056,285	847,339
Property, plant and equipment, net	272,180	248,684
Goodwill	1,563,232	1,557,250
Trade names	569,024	569,343
Other intangible assets, net	92,712	107,010
Other assets, net	32,002	51,237

Total assets	$3,585,435	$3,380,863

LIABILITIES, REDEEMABLE COMMON SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$360,477	$25,336
Accounts payable	199,726	145,686
Accrued expenses	168,908	165,683
Income taxes payable	0	34,670
Current portion of long-term obligations	14,267	12,249

Total current liabilities	743,378	383,624
Long-term obligations, excluding current portion	1,667,550	2,127,583
Deferred income tax liabilities	296,064	309,338
Deferred rent and other long-term liabilities	49,852	38,030

Total liabilities	2,756,844	2,858,575

Redeemable common securities (3,088,630 shares issued and outstanding at December 31, 2014)	—	35,062

Commitments and contingencies

Stockholders’ equity:

Common stock (119,258,374 and 91,007,894 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	1,193	910
Additional paid-in capital	903,179	469,117
(Accumulated deficit) retained earnings	(46,130)	29,934
Accumulated other comprehensive loss	(29,651)	(12,735)

Total stockholders’ equity	828,591	487,226

Total liabilities, redeemable common securities and stockholders’ equity	$3,585,435	$3,380,863

PARTY CITY HOLDCO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues:
Net sales	$551,380	$538,671	$1,500,781	$1,455,073
Royalties and franchise fees	4,027	3,990	12,251	12,149

Total revenues	555,407	542,661	1,513,032	1,467,222

Expenses:
Cost of sales	361,530	354,525	958,667	933,424
Wholesale selling expenses	15,465	18,244	48,825	54,870
Retail operating expenses	102,432	95,571	267,975	261,524
Franchise expenses	3,608	3,537	10,597	10,333
General and administrative expenses	35,979	37,135	110,048	107,587
Art and development costs	4,913	4,871	15,369	14,495

Total expenses	523,927	513,883	1,411,481	1,382,233
Income from operations	31,480	28,778	101,551	84,989

Interest expense, net	29,554	39,218	101,430	117,103
Other expense (income), net	79,130	(116)	126,519	4,435

Loss before income taxes	(77,204)	(10,324)	(126,398)	(36,549)
Income tax benefit	(32,715)	(4,914)	(50,334)	(13,683)

Net loss	$(44,489)	$(5,410)	$(76,064)	$(22,866)

Comprehensive loss	$(55,797)	$(17,536)	$(92,980)	$(30,959)

Net loss per common share-Basic	$(0.37)	$(0.06)	$(0.69)	$(0.24)

Net loss per common share-Diluted	$(0.37)	$(0.06)	$(0.69)	$(0.24)

Weighted-average number of common shares-Basic	119,253,707	94,027,724	109,470,099	93,966,622
Weighted-average number of common shares-Diluted	119,253,707	94,027,724	109,470,099	93,966,622

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands)

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net loss	$(44,489)	$(5,410)	$(76,064)	$(22,866)
Interest expense, net	29,554	39,218	101,430	117,103
Income taxes	(32,715)	(4,914)	(50,334)	(13,683)
Depreciation and amortization	19,766	20,144	59,567	60,995

EBITDA	(27,884)	49,038	34,599	141,549
Non-cash purchase accounting adjustments	224	550	5,979	3,356
Management fee (a)	—	839	31,627	2,517
Restructuring, retention and severance	166	385	2,311	2,559
Refinancing charges (b)	79,011	—	94,607	4,396
Deferred rent	5,479	5,114	9,580	11,676
Closed store expense	335	125	903	1,273
Foreign currency (gains) losses	(978)	(15)	1,782	1,388
Business interruption proceeds, net of costs	—	—	—	(2,476)
Equity based compensation	970	396	2,094	1,187
Undistributed loss in unconsolidated joint venture	342	374	377	846
Gain on sale of assets	—	—	(2,660)	—
Corporate development expenses	414	128	1,543	401
Other	167	27	(51)	2,417

Adjusted EBITDA	$58,246	$56,961	$182,691	$171,089

(a)	Represents management fees paid to THL and Advent. The management agreement terminated upon the consummation of the initial public offering in April 2015 and the Company paid a one-time termination fee.
(b)	2015 represents charges associated with refinancing the Company’s debt, a prepayment penalty of $7,000 related to the redemption of the Nextco Notes following the IPO, as well as the write-off of related capitalized debt issuance costs and original issuance discounts.

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands except per share data)

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Loss before income taxes	$(77,204)	$(10,324)	$(126,398)	$(36,549)
Intangible asset amortization	4,700	5,507	14,216	16,745
Non-cash purchase accounting adjustments	955	1,470	8,430	7,282
Amortization of deferred financing costs and original issuance discounts (a)(b)	24,774	3,175	39,225	12,437
Management fee (c)	—	839	31,627	2,517
Refinancing charges (a)	58,338	—	65,338	1,407
Equity based compensation	970	396	2,094	1,187
Gain on sale of assets (d)	—	—	(2,660)	—

Adjusted income before income taxes	12,533	1,063	31,872	5,026
Adjusted income tax expense (benefit) (e)	623	(160)	8,645	2,240

Adjusted net income	$11,910	$1,223	$23,227	$2,786

Adjusted net income per common share - diluted	$0.10	$0.01	$0.21	$0.03

(a)	During 3Q15, the Company refinanced its debt, and in conjunction, paid $56,350 in call premiums and other third party costs, as well as wrote off $22,661 in capitalized debt issuance costs, original issue discounts and call premiums. Additionally, in 2Q15, the Company expensed a prepayment penalty of $7,000 related to the redemption of the Nextco Notes following the April 2015 IPO, and wrote off $8,596 of capitalized debt issuance costs and original issue discounts on the Nextco Notes. The write-off of the debt issuance costs and original issue discounts and call premiums is included in “Amortization of deferred financing costs and original issuance discounts” in this table and in the Company’s condensed consolidated statement of cash flows.
(b)	Represents the amortization of deferred financing costs and original issuance discounts related to debt offerings. Additionally, includes the write-off of deferred financing costs, net original issuance discounts and unamortized call premiums discussed in Note (a) above.
(c)	Represents management fees paid to THL and Advent. The management agreement terminated upon the consummation of the initial public offering in April 2015 and the Company paid a termination fee.
(d)	During January 2015, the Company recorded a gain on the sale of certain assets obtained in the October 2014 acquisition of U.S. Balloon.
(e)	Represents the income tax expense using the rate in effect after considering the adjustments.

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands except percentages)

UNAUDITED

	Three Months Ended September 30,
	2015		2014
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$418,447	75.3%	$423,967	78.1%
Eliminations	(206,532)	(37.1%)	(211,382)	(38.9%)

Net wholesale	211,915	38.2%	212,585	39.2%
Retail	339,465	61.1%	326,086	60.1%

Total net sales	551,380	99.3%	538,671	99.3%
Royalties and franchise fees	4,027	0.7%	3,990	0.7%

Total revenues	$555,407	100.0%	$542,661	100.0%

	Nine Months Ended September 30,
	2015		2014
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$923,717	61.1%	$912,261	62.2%
Eliminations	(426,132)	(28.2%)	(425,289)	(29.0%)

Net wholesale	497,585	32.9%	486,972	33.2%
Retail	1,003,196	66.3%	968,101	66.0%

Total net sales	1,500,781	99.2%	1,455,073	99.2%
Royalties and franchise fees	12,251	0.8%	12,149	0.8%

Total revenues	$1,513,032	100.0%	$1,467,222	100.0%

	Three Months Ended September 30,
	2015		2014
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$127,871	37.7%	$119,083	36.5%
Wholesale	61,979	29.2%	65,063	30.6%

Total	$189,850	34.4%	$184,146	34.2%

	Nine Months Ended September 30,
	2015		2014
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$394,607	39.3%	$368,094	38.0%
Wholesale	147,507	29.6%	153,555	31.5%

Total	$542,114	36.1%	$521,649	35.9%